PRESS RELEASE

L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact: David J. Russo

Phone: (412) 928-3417

FAX: (412) 928-7891

Email: investors@LBFosterCo.com

FOR IMMEDIATE RELEASE

L.B. FOSTER REPORTS IMPROVED

SECOND QUARTER RESULTS

PITTSBURGH, PA, July 27, 2010 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported net income increased by 125.8% to $6.0 million or $0.58 per diluted share in the second quarter of 2010, compared to $2.7 million or $0.26 per diluted share in the second quarter of 2009.

2010 Second Quarter Results
Second quarter 2010 net sales increased 20.3% to $119.5 million compared to $99.3 million in the prior year quarter.  Gross profit margin was 17.0%, an increase of 410 basis points from the prior year quarter principally due to negative adjustments totaling $3.7 million made last year related to concrete tie problems encountered during 2009.  Additionally, a $2.1 million improvement in manufacturing variances in the current quarter was partially offset by a $1.1 million reduction in favorable LIFO adjustments.

Selling and administrative expenses increased $2.2 million or 25.1% from last year’s quarter due primarily to $1.0 million of additional incentive compensation expenses, costs incurred related to our acquisition efforts of approximately $0.7 million and increased bad debt expense of $0.5 million.  The Company’s effective income tax rate was 36.1% in the second quarter compared to 38.1% in the prior year quarter primarily due to an increased domestic manufacturing deduction.

“Sales were up across all segments in the second quarter of 2010 and our backlog continued at a substantially higher level than it was a year ago.  While business activity continues to be inconsistent, especially in the industrial markets, we continue to see a general strengthening in activity in most of our businesses," stated Stan Hasselbusch, President and Chief Executive Officer.  “Bookings for the quarter were $120.6 million compared to $115.0 million last year, a 4.9% increase and backlog was $207.2 million, up 41.1% from last year,” noted Mr. Hasselbusch as he added, “With regard to the Portec acquisition, we were pleased to learn that the courts had lifted the preliminary injunction that had enjoined the completion of our tender offer.  However, after working with the Antitrust Division of the Department of Justice (“DOJ”), we believe that the DOJ will seek some type of restructuring “solution” to alleviate their concern that the acquisition, as proposed, would have an anti-competitive effect with respect to the insulated bonded rail joint product.”

2010 Half Year Results
For the six months ended June 30, 2010, L.B. Foster reported net income of $7.7 million or $0.75 per diluted share compared to net income of $5.7 million or $0.55 per diluted share in 2009.  In addition to the aforementioned second quarter 2009 charges taken in our concrete tie business, we also recorded a related $1.6 million ($0.10 per diluted share) warranty expense in the first quarter of 2009.

Net sales for the first half of 2010 were $201.5 million, flat with 2009.  Gross profit margin was 16.1%, up 290 basis points from 2009, primarily as a result of last year’s concrete tie adjustments as well as decreased unfavorable manufacturing variances, partially offset by decreased LIFO credits.

Selling and administrative expenses increased $2.3 million or 13.2% from the prior year due primarily to acquisition costs of $1.2 million, incentive compensation costs of $0.8 million and bad debt expense of $0.5 million.  Interest expense decreased $0.2 million from the prior year due to decreased borrowings and, to a lesser extent, lower interest rates.  Interest income declined by $0.3 million due to lower interest rates.  The Company’s income tax rate was 35.7% compared to 37.3% in the prior year primarily due to an increased domestic manufacturing deduction and reversal of a reserve previously recorded for an uncertain tax position.

Cash generated from operations was approximately $16.7 million for the first six months of 2010 compared to $10.8 million in 2009.  Capital expenditures were $2.7 million compared to $2.3 million in the prior year.  “We continue to expect that in 2010, we will generate positive cash flow in excess of our capital expenditures and debt service.  As we operate our businesses through 2010, we expect to be challenged by a difficult, highly competitive business environment and will review measures to win new sales opportunities, control costs and improve our operational processes while we continue to look for opportunities to leverage our strong balance sheet,” noted Mr. Hasselbusch as he concluded, “We have strong liquidity and access to credit and we continue to look for value through synergistic and accretive acquisitions.”

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2010 operating results and general market activity and business conditions on Tuesday, July 27, 2010 at 11:00am ET.  The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 33596402.

There are no assurances regarding the timing of the closing of the merger agreement involving L. B. Foster and Portec and the expected benefits of the transaction, including potential synergies and cost savings, future financial and operating results, and the combined company's plans and objectives. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the tender of sixty-five percent of the outstanding shares of common stock of Portec Rail Products, Inc., calculated on a fully diluted basis; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and domestic and foreign governmental laws and regulations. L.B. Foster can give no assurance that any of the transactions related to the tender offer will be completed or that the conditions to the tender offer and the merger will be satisfied.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, additional concrete tie defects and the availability of existing and new piling and rail products.   There can be no assurances that the purchase of IDSI will result in improved operating results.  There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster related to the Company’s sale of its investment in the DM&E.

Matters discussed may include forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

NET SALES	$119,504	$99,348	$201,506	$200,961

COSTS AND EXPENSES:
Cost of goods sold	99,189	86,516	169,118	174,447
Selling and administrative expenses	10,774	8,612	19,967	17,639
Interest expense	241	333	486	661
Loss on joint venture	94	-	241	-
Interest income	(107)	(212)	(181)	(507)
Other income	(51)	(186)	(153)	(329)
	110,140	95,063	189,478	191,911

INCOME BEFORE INCOME TAXES	9,364	4,285	12,028	9,050

INCOME TAX EXPENSE	3,377	1,633	4,288	3,379

NET INCOME	$5,987	$2,652	$7,740	$5,671

BASIC EARNINGS PER COMMON SHARE	$0.59	$0.26	$0.76	$0.56

DILUTED EARNINGS PER COMMON SHARE	$0.58	$0.26	$0.75	$0.55

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,190	10,148	10,181	10,176

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,313	10,275	10,304	10,318

L.B. Foster Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2010	2009
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash items	$131,318	$124,845
Accounts and notes receivable:
Trade	61,616	59,062
Other	319	2,116
Inventories	94,164	98,982
Current deferred tax assets	3,671	3,678
Prepaid income tax	-	248
Other current assets	1,240	1,161
Total Current Assets	292,328	290,092

OTHER ASSETS:
Property, plant & equipment-net	36,226	37,407
Goodwill	3,210	350
Other intangibles - net	1,757	25
Deferred tax assets	1,554	1,574
Investments	3,739	3,358
Other non-current assets	1,348	362
Total Other Assets	47,834	43,076

	$340,162	$333,168

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities on other long-term debt	$3,099	$2,787
Current maturities on long-term debt, term loan	11,667	2,619
Accounts payable-trade and other	40,111	52,777
Deferred revenue	22,149	9,062
Accrued payroll and employee benefits	5,077	6,106
Other accrued liabilities	5,334	6,409
Total Current Liabilities	87,437	79,760

LONG-TERM DEBT, TERM LOAN	-	10,476
OTHER LONG-TERM DEBT	3,047	2,721
DEFERRED TAX LIABILITIES	1,870	1,893
OTHER LONG-TERM LIABILITIES	5,695	5,726

STOCKHOLDERS' EQUITY:
Class A Common stock	111	111
Paid-in capital	46,709	47,660
Retained earnings	220,527	212,787
Treasury stock	(24,929)	(27,574)
Accumulated other comprehensive loss	(305)	(392)
Total Stockholders' Equity	242,113	232,592

	$340,162	$333,168